Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	INVESTORS	Tom White Rob Lockerman	423 294 8996 423 294 7498
	MEDIA	Jim Sabourin	423 294 6300 866 759 8686

Unum Appoints Breege Farrell as Chief Investment Officer

CHATTANOOGA, Tenn. (April 12, 2011) – Unum Group (NYSE:UNM) today announced that Breege A. Farrell has been named senior vice president and chief investment officer for the company.

In this capacity, Farrell will be responsible for designing and overseeing Unum’s investment and asset management strategies, including maintaining a balanced portfolio of investments to optimize investment performance within the company’s risk management guidelines.

Farrell joins Unum from Allstate in Northbrook, Ill. She has been at Allstate since 2004, holding a number of executive-level investment positions, most recently senior managing director in charge of the credit and equity asset management groups. Prior to joining Allstate, she was an analyst with Nomura Corporate Research and Asset Management Inc. from 2001 to 2004. From 1993 to 2001, Farrell held analyst positions in equity and high-yield at several investment banks including JP Morgan, UBS and Kidder Peabody. From 1986 to 1993, she worked in the investment division of Prudential Insurance Company, most recently as director of fixed income research. She began her career in Chemical Bank’s international division serving as a junior loan officer. Farrell, a CFA, has a bachelor of arts in economics, Spanish and psychology from Emory University and a master’s in business administration from New York University’s Stern School of Business.

Farrell will report to Rick McKenney, executive vice president and chief financial officer, and be based at the company’s Chattanooga headquarters.

“Breege brings to Unum impressive leadership credentials and a strong knowledge of investments in the financial services industry,” said McKenney. “We look forward to her many contributions as part of our senior leadership team.”

Farrell succeeds David Fussell, who retired from Unum in 2008, and has served in a consulting capacity as interim chief investment officer since 2010.

“Under David’s leadership, Unum has built and maintained a strong investment portfolio that has served us well over many years, particularly in this uncertain economic environment, and enabled us to execute on our capital management

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

strategy,” added McKenney. “We appreciate what he has meant to this company for so many years, and we wish him all the best in his well-deserved retirement.”

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ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability income protection insurance in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

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